DENNY’S CORPORATION REPORTS RESULTS FOR SECOND QUARTER 2019

SPARTANBURG, S.C., July 30, 2019 - Denny’s Corporation (NASDAQ: DENN), franchisor and operator of one of America's largest franchised full-service restaurant chains, today reported results for its second quarter ended June 26, 2019.

Second Quarter 2019 Highlights

•	Sold 37 company restaurants to franchisees.

•	Total Operating Revenue was $151.9 million.

•	Domestic system-wide same-store sales** grew 3.8%, including increases of 4.4% at company restaurants and 3.7% at domestic franchised restaurants.

•	Completed 41 remodels, including 40 at franchised restaurants.

•	Operating Income was $46.1 million.

•	Company Restaurant Operating Margin* was $15.6 million, or 16.4% of company restaurant sales, and Franchise Operating Margin* was $27.6 million, or 48.8% of franchise and license revenue.

•	Net Income was $34.2 million, or $0.55 per diluted share.

•	Adjusted Net Income* was $14.3 million, or $0.23 per diluted share.

•	Adjusted EBITDA* was $27.2 million.

•	Adjusted Free Cash Flow* was $6.8 million.

•	Repurchased $29.1 million of common stock.

John Miller, President and Chief Executive Officer, stated, “We are pleased with the growth in system-wide same-store sales**, Operating Margins*, and Adjusted Net Income Per Share*. Based on the successful execution and acceleration of our refranchising and development strategy, we now expect the vast majority of the transactions to be completed by the end of 2019. As a result, we have adjusted our annual business outlook to reflect the accelerated timing of these transactions. We believe this strategy will enable us to further evolve into a franchisor of choice in the industry, providing more focused support services. Upon completion, this strategy is expected to result in a higher quality, more asset-light business model and the creation of additional stakeholder value."

Second Quarter Results

Denny’s total operating revenue was $151.9 million compared to $157.3 million in the prior year quarter. Company restaurant sales were $95.4 million compared to $102.7 million in the prior year quarter primarily due to a reduction in the number of equivalent company restaurants resulting from the Company's refranchising and development strategy. Franchise and license revenue was $56.4 million compared to $54.6 million in the prior year quarter. This change was primarily due to domestic franchise same-store sales** growth of 3.7% and the impact of the Company's refranchising and development strategy.

Company Restaurant Operating Margin* was $15.6 million, or 16.4% of company restaurant sales, compared to $16.2 million, or 15.7%, in the prior year quarter. This margin rate expansion was primarily due to pricing, menu mix, and an enhanced restaurant portfolio related to the Company's refranchising and development strategy, partially offset by increases in minimum wages and commodities.

Franchise Operating Margin* was $27.6 million, or 48.8% of franchise and license revenue, compared to $25.5 million, or 46.8%, in the prior year quarter. This margin rate expansion was primarily due to an increase in royalty revenue, a reduction in other direct costs which was associated with the Company's refranchising and development strategy, and an improved occupancy margin.

Total general and administrative expenses were $18.5 million, compared to $15.6 million in the prior year quarter. This change was primarily due to higher performance based incentive and share-based compensation expenses, partially offset by a $0.6 million reduction in personnel costs. Interest expense, net was $5.4 million in both the current and prior year quarter. Denny’s ended the quarter with $294.1 million of total debt outstanding, including $271.0 million of borrowings under its revolving credit facility.

The provision for income taxes was $6.8 million, reflecting an effective tax rate of 16.5%. During the quarter, the Company recognized a net benefit of 4.8% related to the completion of an Internal Revenue Service audit and 3.6% related to the settlement of share-based compensation. Given the Company's utilization of tax credit carryforwards, approximately $11.6 million in cash taxes was paid during the quarter.

Net income was $34.2 million, or $0.55 per diluted share, compared to $11.6 million, or $0.18 per diluted share, in the prior year quarter. Adjusted Net Income Per Share* was $0.23 compared to $0.18 in the prior year quarter, primarily due to tax provision benefits.

Adjusted Free Cash Flow* and Capital Allocation

Denny’s generated $6.8 million of Adjusted Free Cash Flow* in the quarter after investing $3.7 million in cash capital expenditures, including facilities maintenance, new construction, and remodels.

During the quarter, the Company allocated $29.1 million to share repurchases. Between the end of the second quarter and July 29, 2019, the Company allocated an additional $9.4 million to share repurchases resulting in $47.4 million allocated towards share repurchases year to date. As of July 29, 2019, the Company had approximately $81 million remaining in authorized share repurchases under its existing $200 million share repurchase authorization.

Adoption of Topic 842 and Lease Accounting Impact

Effective December 27, 2018, the first day of fiscal 2019, the Company adopted Accounting Standards Update (“ASU”) 2016-02, “Leases (Topic 842)” and all subsequent ASUs that modified Topic 842. The new guidance established a right-of-use model (“ROU”) that requires lessees to recognize a ROU asset and a lease liability for all leases with terms greater than 12 months. Denny's elected to apply the modified retrospective transition approach as of the date of initial application without restating comparative period financial statements.

Upon adoption of Topic 842, operating lease liabilities of $101.3 million and ROU assets of $94.1 million related to existing operating leases were recorded. In addition, the Company recorded a cumulative effect adjustment increasing the opening deficit by $0.4 million and deferred tax assets by $0.1 million. The lease liabilities were based on the present value of remaining rental payments under previous leasing standards for existing operating leases primarily related to real estate leases. Exit cost and straight-line lease liabilities that existed at the adoption date were reclassified against the ROU assets upon adoption. The amount recorded to opening deficit represents the initial impairment of ROU assets, net of the deferred tax impact.

Refranchising and Development Strategy

In October 2018, the Company announced a plan to migrate from a 90% franchised business model to one that is between 95% and 97% franchised over a period of 18 months by selling between 90 and 125 total company restaurants with attached development commitments. Based on management's current expectations, the Company now anticipates selling between 115 and 125 total company restaurants with between 70 and 80 attached development commitments. The vast majority of these transactions are now expected to be completed by the end of 2019.

This strategy creates an opportunity for well-capitalized, development-focused franchisees to expand their businesses. In addition to refranchising, the Company plans to upgrade the quality of its real estate portfolio through a series of like-kind exchanges. The use of refranchising proceeds and a moderate increase in leverage are expected to generate more compelling returns for stakeholders, including the return of capital.

During the quarter ended June 26, 2019, 37 company restaurants were sold to franchisees. Additionally, the Company sold three pieces of real estate during the quarter for approximately $3.9 million. The following table summarizes the activity related to the Company's current refranchising and development strategy.

	Quarter Ended
	June 26, 2019	June 27, 2018
	(Dollars in thousands)
Restaurants sold to franchisees	37	—
Gains on sales of company restaurants:
Cash proceeds	$36,004	$—
Notes receivable	470	—
Less: Property sold	(9,675)	—
Less: Goodwill	(925)	—
Less: Intangibles	(1,646)	—
Total gains of sales of company restaurants	$24,228	$—

Real estate parcels sold	3	—
Gains on sales of real estate:
Cash proceeds	$3,850	$—
Less: Property sold	(756)	—
Less: Other assets	(6)	—
Total gains on sales of real estate	$3,088	$—

Gains on the sales of company restaurants and real estate are included as a component of operating (gains), losses and other charges, net. In addition to the proceeds noted in the table above, the Company also received front end fees and other transaction fees of approximately $2.0 million related to company restaurants sold to franchisees during the quarter.

As of June 26, 2019, the Company's assets held for sale balance included 49 company restaurants and one piece of real estate at their carrying amounts of $15.4 million. Included in this total were 22 company restaurants that were subsequently sold in July, resulting in a total of 70 company restaurants sold to franchisees under this strategy.

Business Outlook

The following full year 2019 expectations reflect the current business environment and management's expectations at this time:

•	Same-store sales** growth at company and domestic franchised restaurants between 1% and 3% (vs. 0% and 2%).

•	35 to 40 new restaurant openings (vs. 35 to 45), with approximately flat net restaurant growth.

•	Company Restaurant Operating Margin* between 15.0% and 16.5% and Franchise Operating Margin* between 47.0% and 48.5% (vs. 46.5% and 48.0%).

•
Total general and administrative expenses between $71 and $74 million (vs. $66 and $69 million), including approximately $12 million (vs. $8 million) related to share-based compensation and deferred compensation plan valuation adjustments.

•	Adjusted EBITDA* between $93 and $96 million (vs. $95 and $100 million).

•	Net interest expense between $21 and $23 million.

•
Effective income tax rate between 20% and 23% with cash taxes between $23 and $26 million (vs. $13 and $16 million), including between $19 and $22 million related to anticipated gains from refranchising transactions (vs. $9 and $12 million).

•
Cash capital expenditures between $38 and $43 million (vs. $35 and $40 million), including between $23 and $28 million of anticipated real estate acquisitions through like-kind exchanges (vs. $20 and $25 million).

•	Adjusted Free Cash Flow* between $7 and $10 million (vs. $23 and $26 million).

*
Please refer to the Reconciliation of Net Income to Non-GAAP Financial Measures, as well as the Reconciliation of Operating Income to Non-GAAP Financial Measures included in the following tables. The Company is not able to reconcile the forward-looking non-GAAP estimates set forth above to their most directly comparable GAAP estimates without unreasonable efforts because it is unable to predict, forecast or determine the probable significance of the items impacting these estimates, including gains, losses and other charges, with a reasonable degree of accuracy. Accordingly, the most directly comparable forward-looking GAAP estimates are not provided.

** Same-store sales include sales at company restaurants and non-consolidated franchised and licensed restaurants that were open the same period in the prior year. Total operating revenue is limited to company restaurant sales and royalties, advertising revenue, fees and occupancy revenue from franchised and licensed restaurants. Accordingly, domestic franchise same-store sales and domestic system-wide same-store sales should be considered as a supplement to, not a substitute for, our results as reported under GAAP.

Conference Call and Webcast Information

Denny’s will provide further commentary on the results for the second quarter ended June 26, 2019 on its quarterly investor conference call today, Tuesday, July 30, 2019 at 4:30 p.m. Eastern Time. Interested parties are invited to listen to a live broadcast of the conference call accessible through the investor relations section of Denny’s website at investor.dennys.com. A replay of the call may be accessed at the same location later in the day and will remain available for 30 days.

About Denny’s

Denny's Corporation is the franchisor and operator of one of America's largest franchised full-service restaurant chains, based on the number of restaurants. As of June 26, 2019, Denny’s had 1,702 franchised, licensed, and company restaurants around the world including 137 restaurants in Canada, Puerto Rico, Mexico, the Philippines, New Zealand, Honduras, the United Arab Emirates, Costa Rica, Guam, Guatemala, the United Kingdom, El Salvador, Aruba, and Indonesia. For further information on Denny's, including news releases, links to SEC filings, and other financial information, please visit the Denny's investor relations website at investor.dennys.com.

The Company urges caution in considering its current trends and any outlook on earnings disclosed in this press release. In addition, certain matters discussed in this release may constitute forward-looking statements. These forward-looking statements, which reflect its best judgment based on factors currently known, are intended to speak only as of the date such statements are made and involve risks, uncertainties, and other factors that may cause the actual performance of Denny’s Corporation, its subsidiaries, and underlying restaurants to be materially different from the performance indicated or implied by such statements. Words such as “expect”, “anticipate”, “believe”, “intend”, “plan”, “hope”, and variations of such words and similar expressions are intended to identify such forward-looking statements. Except as may be required by law, the Company expressly disclaims any obligation to update these forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events. Factors that could cause actual performance to differ materially from the performance indicated by these forward-looking statements include, among others: competitive pressures from within the restaurant industry; the level of success of our operating initiatives and advertising and promotional efforts; adverse publicity; health concerns arising from food-related pandemics, outbreaks of flu viruses, such as avian flu, or other diseases; changes in business strategy or development plans; terms and availability of capital; regional weather conditions; overall changes in the general economy (including with regard to energy costs), particularly at the retail level; political environment (including acts of war and terrorism); and other factors from time to time set forth in the Company’s SEC reports and other filings, including but not limited to the discussion in Management’s Discussion and Analysis and the risks identified in Item 1A. Risk Factors contained in the Company’s Annual Report on Form 10-K for the year ended December 26, 2018 (and in the Company’s subsequent quarterly reports on Form 10-Q).

Investor Contact:
Curt Nichols
877-784-7167

Media Contact:
Hadas Streit, Allison+Partners
646-428-0629

DENNY’S CORPORATION
Condensed Consolidated Balance Sheets
(Unaudited)

(In thousands)	6/26/19	12/26/18
Assets
Current assets
Cash and cash equivalents	$2,292	$5,026
Investments	3,115	1,709
Receivables, net	18,628	26,283
Assets held for sale	15,420	723
Other current assets	17,962	13,859
Total current assets	57,417	47,600
Property, net	97,047	117,251
Financing lease right-of-use assets, net	16,701	22,753
Operating lease right-of-use assets	115,338	—
Goodwill	37,080	39,781
Intangible assets, net	55,736	59,067
Deferred income taxes	20,848	17,333
Other noncurrent assets	38,569	31,564
Total assets	$438,736	$335,349

Liabilities
Current liabilities
Current finance lease liabilities	$2,651	$3,410
Current operating lease liabilities	16,999	—
Accounts payable	25,237	29,527
Other current liabilities	53,842	61,790
Total current liabilities	98,729	94,727
Long-term liabilities
Long-term debt	271,000	286,500
Noncurrent finance lease liabilities	20,470	27,181
Noncurrent operating lease liabilities	107,368	—
Other	83,741	60,286
Total long-term liabilities	482,579	373,967
Total liabilities	581,308	468,694

Shareholders' deficit
Common stock	1,093	1,086
Paid-in capital	601,902	592,944
Deficit	(257,079)	(306,414)
Accumulated other comprehensive loss, net of tax	(26,913)	(4,146)
Treasury stock	(461,575)	(416,815)
Total shareholders' deficit	(142,572)	(133,345)
Total liabilities and shareholders' deficit	$438,736	$335,349

Debt Balances
(In thousands)	6/26/19	12/26/18
Credit facility revolver due 2022	$271,000	$286,500
Finance lease liabilities	23,121	30,591
Total debt	$294,121	$317,091

DENNY’S CORPORATION
Condensed Consolidated Statements of Comprehensive Income
(Unaudited)

	Quarter Ended
(In thousands, except per share amounts)	6/26/19	6/27/18
Revenue:
Company restaurant sales	$95,447	$102,741
Franchise and license revenue	56,437	54,593
Total operating revenue	151,884	157,334
Costs of company restaurant sales, excluding depreciation and amortization	79,830	86,575
Costs of franchise and license revenue, excluding depreciation and amortization	28,871	29,049
General and administrative expenses	18,453	15,597
Depreciation and amortization	5,048	6,691
Operating (gains), losses and other charges, net	(26,433)	462
Total operating costs and expenses, net	105,769	138,374
Operating income	46,115	18,960
Interest expense, net	5,382	5,385
Other nonoperating income, net	(273)	(629)
Income before income taxes	41,006	14,204
Provision for income taxes	6,767	2,578
Net income	$34,239	$11,626

Basic net income per share	$0.57	$0.18
Diluted net income per share	$0.55	$0.18

Basic weighted average shares outstanding	60,290	63,644
Diluted weighted average shares outstanding	62,082	66,128

Comprehensive income	$23,625	$15,016

General and Administrative Expenses	Quarter Ended
(In thousands)	6/26/19	6/27/18
General and administrative expenses	$12,436	$13,010
Share-based compensation	2,713	1,211
Incentive compensation	2,919	1,126
Deferred compensation valuation adjustments	385	250
Total general and administrative expenses	$18,453	$15,597

DENNY’S CORPORATION
Condensed Consolidated Statements of Comprehensive Income
(Unaudited)

	Two Quarters Ended
(In thousands, except per share amounts)	6/26/19	6/27/18
Revenue:
Company restaurant sales	$193,992	$203,934
Franchise and license revenue	109,303	108,673
Total operating revenue	303,295	312,607
Costs of company restaurant sales	163,943	173,433
Costs of franchise and license revenue	55,929	57,605
General and administrative expenses	37,264	32,157
Depreciation and amortization	11,281	13,205
Operating (gains), losses and other charges, net	(35,368)	822
Total operating costs and expenses, net	233,049	277,222
Operating income	70,246	35,385
Interest expense, net	10,789	10,010
Other nonoperating income net	(1,696)	(417)
Income before income taxes	61,153	25,792
Provision for income taxes	11,424	4,407
Net income	$49,729	$21,385

Basic net income per share	$0.82	$0.33
Diluted net income per share	$0.79	$0.32

Basic weighted average shares outstanding	60,970	64,038
Diluted weighted average shares outstanding	62,937	66,552

Comprehensive income	$26,962	$21,684

General and Administrative Expenses	Two Quarters Ended
(In thousands)	6/26/19	6/27/18
General and administrative expenses	$25,305	$26,473
Share-based compensation	4,966	2,561
Incentive compensation	5,457	3,093
Deferred compensation valuation adjustments	1,536	30
Total general and administrative expenses	$37,264	$32,157

DENNY’S CORPORATION
Reconciliation of Net Income to Non-GAAP Financial Measures
(Unaudited)

The Company believes that, in addition to GAAP measures, certain other non-GAAP financial measures are appropriate indicators to assist in the evaluation of operating performance on a period-to-period basis. The Company uses Adjusted EBITDA, Adjusted Free Cash Flow, Adjusted Net Income and Adjusted Net Income Per Share internally as performance measures for planning purposes, including the preparation of annual operating budgets, and for compensation purposes, including bonuses for certain employees. Adjusted EBITDA is also used to evaluate the ability to service debt because the excluded charges do not have an impact on prospective debt servicing capability and these adjustments are contemplated in our credit facility for the computation of our debt covenant ratios. We define Adjusted Free Cash Flow for a given period as Adjusted EBITDA less the cash portion of interest expense net of interest income, capital expenditures, and cash taxes. Management believes that the presentation of Adjusted Free Cash Flow provides useful information to investors because it represents a liquidity measure used to evaluate, among other things, operating effectiveness and is used in decisions regarding the allocation of resources. However, each of these non-GAAP financial measures should be considered as a supplement to, not a substitute for, operating income, net income or other financial performance measures prepared in accordance with U.S. generally accepted accounting principles.

	Quarter Ended		Two Quarters Ended
(In thousands, except per share amounts)	6/26/19	6/27/18	6/26/19	6/27/18
Net income	$34,239	$11,626	$49,729	$21,385
Provision for income taxes	6,767	2,578	11,424	4,407
Operating (gains), losses and other charges, net	(26,433)	462	(35,368)	822
Other nonoperating (income) expense, net	(273)	(629)	(1,696)	(417)
Share-based compensation	2,713	1,211	4,966	2,561
Deferred compensation plan valuation adjustments	385	250	1,536	30
Interest expense, net	5,382	5,385	10,789	10,010
Depreciation and amortization	5,048	6,691	11,281	13,205
Cash payments for restructuring charges and exit costs	(629)	(375)	(1,380)	(565)
Cash payments for share-based compensation	—	—	(3,531)	(1,913)
Adjusted EBITDA	$27,199	$27,199	$47,750	$49,525

Cash interest expense, net	(5,122)	(5,106)	(10,270)	(9,451)
Cash paid for income taxes, net	(11,625)	(1,072)	(11,992)	(1,495)
Cash paid for capital expenditures	(3,668)	(7,362)	(11,483)	(19,928)
Adjusted Free Cash Flow	$6,784	$13,659	$14,005	$18,651

	Quarter Ended		Two Quarters Ended
(In thousands, except per share amounts)	6/26/19	6/27/18	6/26/19	6/27/18
Net income	$34,239	$11,626	$49,729	$21,385
Gains on sales of assets and other, net	(26,839)	(27)	(36,314)	(64)
Impairment charges	—	81	—	118
Tax effect (1)	6,935	(9)	9,384	(9)
Adjusted Net Income	$14,335	$11,671	$22,799	$21,430

Diluted weighted average shares outstanding	62,082	66,128	62,937	66,552

Diluted Net Income Per Share	$0.55	$0.18	$0.79	$0.32
Adjustments Per Share	$(0.32)	$—	$(0.43)	$—
Adjusted Net Income Per Share	$0.23	$0.18	$0.36	$0.32

(1)
Tax adjustments for the gains on sales of assets and other, net for the three and six months ended June 26, 2019 are calculated using an effective rate of 25.8%. Tax adjustments for the three and six months ended June 27, 2018 are calculated using the Company's year-to-date effective tax rate of 17.1%.

DENNY’S CORPORATION
Reconciliation of Operating Income to Non-GAAP Financial Measures
(Unaudited)

The Company believes that, in addition to GAAP measures, certain other non-GAAP financial measures are appropriate indicators to assist in the evaluation of restaurant-level operating efficiency and performance of ongoing restaurant-level operations. The Company uses Total Operating Margin, Company Restaurant Operating Margin and Franchise Operating Margin internally as performance measures for planning purposes, including the preparation of annual operating budgets, and these three non-GAAP measures are used to evaluate operating effectiveness.

We define Total Operating Margin as operating income excluding the following three items: general and administrative expenses, depreciation and amortization, and operating (gains), losses and other charges, net. We present Total Operating Margin as a percent of total operating revenue. We exclude general and administrative expenses, which includes primarily non-restaurant-level costs associated with support of company and franchised restaurants and other activities at our corporate office. We exclude depreciation and amortization expense, substantially all of which is related to company restaurant-level assets, because such expenses represent historical sunk costs which do not reflect current cash outlays for the restaurants. We exclude special items, included within operating (gains), losses and other charges, net, to provide investors with a clearer perspective of the Company’s ongoing operating performance and a more relevant comparison to prior period results.

Total Operating Margin is the total of Company Restaurant Operating Margin and Franchise Operating Margin. We define Company Restaurant Operating Margin as company restaurant sales less costs of company restaurant sales (which include product costs, company restaurant level payroll and benefits, occupancy costs, and other operating costs including utilities, repairs and maintenance, marketing and other expenses) and present it as a percent of company restaurant sales. We define Franchise Operating Margin as franchise and license revenue (which includes franchise royalties and other non-food and beverage revenue streams such as initial franchise fees and occupancy revenue) less costs of franchise and license revenue and present it as a percent of franchise and license revenue.

These non-GAAP financial measures provide a meaningful comparison between periods and enable investors to focus on the performance of restaurant-level operations by excluding revenues and costs unrelated to food and beverage sales in addition to corporate general and administrative expense, depreciation and amortization, and other gains and charges. However, each of these non-GAAP financial measures should be considered as a supplement to, not a substitute for, operating income, net income or other financial performance measures prepared in accordance with U.S. generally accepted accounting principles. Total Operating Margin, Company Restaurant Operating Margin and Franchise Operating Margin do not accrue directly to the benefit of shareholders because of the aforementioned excluded costs, and are not indicative of the overall results for the Company.

	Quarter Ended		Two Quarters Ended
(In thousands)	6/26/19	6/27/18	6/26/19	6/27/18
Operating income	$46,115	$18,960	$70,246	$35,385
General and administrative expenses	18,453	15,597	37,264	32,157
Depreciation and amortization	5,048	6,691	11,281	13,205
Operating (gains), losses and other charges, net	(26,433)	462	(35,368)	822
Total Operating Margin	$43,183	$41,710	$83,423	$81,569

Total Operating Margin consists of:
Company Restaurant Operating Margin (1)	$15,617	$16,166	$30,049	$30,501
Franchise Operating Margin (2)	27,566	25,544	53,374	51,068
Total Operating Margin	$43,183	$41,710	$83,423	$81,569

(1)
Company Restaurant Operating Margin is calculated as operating income plus general and administrative expenses; depreciation and amortization; operating (gains), losses and other charges; and costs of franchise and license revenue; less franchise and license revenue.

(2)
Franchise Operating Margin is calculated as operating income plus general and administrative expenses; depreciation and amortization; operating (gains), losses and other charges; and costs of company restaurant sales; less company restaurant sales.

DENNY’S CORPORATION
Operating Margins
(Unaudited)

	Quarter Ended
(In thousands)	6/26/19		6/27/18
Company restaurant operations: (1)
Company restaurant sales	$95,447	100.0%	$102,741	100.0%
Costs of company restaurant sales:
Product costs	23,363	24.5%	25,054	24.4%
Payroll and benefits	36,866	38.6%	41,065	40.0%
Occupancy	5,498	5.8%	5,435	5.3%
Other operating costs:
Utilities	3,106	3.3%	3,359	3.3%
Repairs and maintenance	2,080	2.2%	1,887	1.8%
Marketing	3,239	3.4%	3,711	3.6%
Other	5,678	5.9%	6,064	5.9%
Total costs of company restaurant sales	$79,830	83.6%	$86,575	84.3%
Company restaurant operating margin (non-GAAP) (2)	$15,617	16.4%	$16,166	15.7%

Franchise operations: (3)
Franchise and license revenue:
Royalties	$26,672	47.3%	$25,192	46.1%
Advertising revenue	19,884	35.2%	19,530	35.8%
Initial and other fees	1,755	3.1%	1,810	3.3%
Occupancy revenue	8,126	14.4%	8,061	14.8%
Total franchise and license revenue	$56,437	100.0%	$54,593	100.0%

Costs of franchise and license revenue:
Advertising costs	$19,884	35.2%	$19,530	35.8%
Occupancy costs	5,512	9.8%	5,645	10.3%
Other direct costs	3,475	6.2%	3,874	7.1%
Total costs of franchise and license revenue	$28,871	51.2%	$29,049	53.2%
Franchise operating margin (non-GAAP) (2)	$27,566	48.8%	$25,544	46.8%

Total operating revenue (4)	$151,884	100.0%	$157,334	100.0%
Total costs of operating revenue (4)	108,701	71.6%	115,624	73.5%
Total operating margin (non-GAAP) (4)(2)	$43,183	28.4%	$41,710	26.5%

Other operating expenses: (4)(2)
General and administrative expenses	$18,453	12.1%	$15,597	9.9%
Depreciation and amortization	5,048	3.3%	6,691	4.3%
Operating (gains), losses and other charges, net	(26,433)	(17.4)%	462	0.3%
Total other operating (income) expenses	$(2,932)	(1.9)%	$22,750	14.5%

Operating income (4)	$46,115	30.4%	$18,960	12.1%

(1)	As a percentage of company restaurant sales.
(2)
Other operating expenses such as general and administrative expenses and depreciation and amortization relate to both company and franchise operations and are not allocated to costs of company restaurant sales and costs of franchise and license revenue. As such, operating margin is considered a non-GAAP financial measure. Operating margins should be considered as a supplement to, not as a substitute for, operating income, net income or other financial measures prepared in accordance with U.S. generally accepted accounting principles.

(3)	As a percentage of franchise and license revenue.
(4)	As a percentage of total operating revenue.

DENNY’S CORPORATION
Operating Margins
(Unaudited)

	Two Quarters Ended
(In thousands)	6/26/19		6/27/18
Company restaurant operations: (1)
Company restaurant sales	$193,992	100.0%	$203,934	100.0%
Costs of company restaurant sales:
Product costs	47,268	24.4%	49,989	24.5%
Payroll and benefits	76,698	39.5%	82,291	40.4%
Occupancy	11,282	5.8%	11,082	5.4%
Other operating costs:
Utilities	6,478	3.3%	6,764	3.3%
Repairs and maintenance	3,968	2.0%	3,777	1.9%
Marketing	6,946	3.6%	7,476	3.7%
Other	11,303	5.8%	12,054	5.9%
Total costs of company restaurant sales	$163,943	84.5%	$173,433	85.0%
Company restaurant operating margin (non-GAAP) (2)	$30,049	15.5%	$30,501	15.0%

Franchise operations: (3)
Franchise and license revenue:
Royalties	$51,912	47.5%	$50,357	46.3%
Advertising revenue	38,826	35.5%	38,840	35.7%
Initial and other fees	2,894	2.6%	3,227	3.0%
Occupancy revenue	15,671	14.3%	16,249	15.0%
Total franchise and license revenue	$109,303	100.0%	$108,673	100.0%

Costs of franchise and license revenue:
Advertising costs	$38,826	35.5%	$38,840	35.7%
Occupancy costs	10,761	9.8%	11,474	10.6%
Other direct costs	6,342	5.8%	7,291	6.7%
Total costs of franchise and license revenue	$55,929	51.2%	$57,605	53.0%
Franchise operating margin (non-GAAP) (2)	$53,374	48.8%	$51,068	47.0%

Total operating revenue (4)	$303,295	100.0%	$312,607	100.0%
Total costs of operating revenue (4)	219,872	72.5%	231,038	73.9%
Total operating margin (non-GAAP) (4)(2)	$83,423	27.5%	$81,569	26.1%

Other operating expenses: (4)(2)
General and administrative expenses	$37,264	12.3%	$32,157	10.3%
Depreciation and amortization	11,281	3.7%	13,205	4.2%
Operating gains, losses and other charges, net	(35,368)	(11.7)%	822	0.3%
Total other operating expenses	$13,177	4.3%	$46,184	14.8%

Operating income (4)	$70,246	23.2%	$35,385	11.3%

(1)	As a percentage of company restaurant sales.
(2)
Other operating expenses such as general and administrative expenses and depreciation and amortization relate to both company and franchise operations and are not allocated to costs of company restaurant sales and costs of franchise and license revenue. As such, operating margin is considered a non-GAAP financial measure. Operating margins should be considered as a supplement to, not as a substitute for, operating income, net income or other financial measures prepared in accordance with U.S. generally accepted accounting principles.

(3)	As a percentage of franchise and license revenue.
(4)	As a percentage of total operating revenue.

DENNY’S CORPORATION
Statistical Data
(Unaudited)

Changes in Same-Store Sales (1)	Quarter Ended		Two Quarters Ended
(increase vs. prior year)	6/26/19	6/27/18	6/26/19	6/27/18
Company Restaurants	4.4%	(0.1)%	2.9%	1.5%
Domestic Franchised Restaurants	3.7%	(0.8)%	2.5%	0.2%
Domestic System-wide Restaurants	3.8%	(0.7)%	2.5%	0.4%

Average Unit Sales	Quarter Ended		Two Quarters Ended
(In thousands)	6/26/19	6/27/18	6/26/19	6/27/18
Company Restaurants	$612	$570	$1,193	$1,135
Franchised Restaurants	$419	$402	$821	$798

		Franchised
Restaurant Unit Activity	Company	& Licensed	Total
Ending Units March 27, 2019	170	1,535	1,705
Units Opened	—	6	6
Units Refranchised	(37)	37	—
Units Closed	—	(9)	(9)
Net Change	(37)	34	(3)
Ending Units June 26, 2019	133	1,569	1,702

Equivalent Units
Second Quarter 2019	156	1,543	1,699
Second Quarter 2018	180	1,543	1,723
Net Change	(24)	—	(24)

		Franchised
Restaurant Unit Activity	Company	& Licensed	Total
Ending Units December 26, 2018	173	1,536	1,709
Units Opened	—	8	8
Units Refranchised	(40)	40	—
Units Closed	—	(15)	(15)
Net Change	(40)	33	(7)
Ending Units June 26, 2019	133	1,569	1,702

Equivalent Units
Year-to-Date 2019	163	1,539	1,702
Year-to-Date 2018	179	1,543	1,722
Net Change	(16)	(4)	(20)

(1)
Same-store sales include sales at company restaurants and non-consolidated franchised and licensed restaurants that were open the same period in the prior year. Total operating revenue is limited to company restaurant sales and royalties, advertising revenue, fees and occupancy revenue from franchised and licensed restaurants. Accordingly, domestic franchise same-store sales and domestic system-wide same-store sales should be considered as a supplement to, not a substitute for, our results as reported under GAAP.